Exhibit (10) (xxxiii)

COOPER TIRE & RUBBER COMPANY

701 Lima Avenue • Findlay, OH 45840 • (419) 423-1321

November 25, 2014

Ms. Ginger Jones

4109 North Terraview Drive

Appleton, WI 54913

Dear Ginger:

This letter confirms the details of the offer previously communicated:

Title & Reporting Relationship – Vice President & Chief Financial Officer, reporting directly to me. You will also be a member of the Executive Committee and an elected officer of the Company.

Base Salary – Your annualized base salary rate will be $470,000.

Annual Incentive Plan (AIP) – As Vice President & Chief Financial Officer, your annual bonus target will be 75% of base salary. You will participate in the Corporate bonus plan, which can pay from 0% to a maximum of 200% depending on our performance against annual goals. You will begin participation in the AIP as of your date of hire.

Long-Term Incentive Plan (LTIP) – Your long-term incentive opportunity is targeted at 175% of base salary, a portion of which is typically in the form of equity to provide a direct link between the interests of our shareholders and the executive management team. Like the AIP, the performance-based portion of your LTIP can earn from 0% up to 200% target based upon performance against plan goals. You will begin participation in the LTIP with the 2015-2016-2017 plan.

Special Award of Restricted Stock Units – In addition to participating in the LTIP in 2015, our offer includes an award of 15,000 RSUs which will vest upon the third anniversary of your employment with Cooper Tire.

Stock Ownership Requirement – You will have a stock ownership requirement of 3X your base salary to be achieved over the first five years of employment with the Company.

CIC Severance Pay Plan – As Vice President & Chief Financial Officer, you will be approved to participate in the Company’s Change in Control Severance Pay Plan.

Executive Compensation Plans – You will be eligible to participate in Cooper Tire’s Executive Deferred Compensation Plan and Nonqualified Supplementary Benefit Plan (NQSBP).

Special Executive Perquisites – You will receive an annual allowance of up to $15,000 toward the cost of an executive physical exam and financial planning/tax preparation services.

Benefits, Including Vacation Allowance – You will be eligible to participate in Cooper’s health and welfare benefits and retirement savings programs under the standard terms of those plans and as such programs may be amended, suspended, or terminated from time to time. In addition to eligibility for the Company’s standard benefit plans and programs, you have been granted four (4) weeks of vacation accruing at a rate of 1.6667 days per month of employment.

Nothing in this offer is intended to imply that your employment is for any specific period of time, or that you are guaranteed a job with the Company. Both you and the Company have the right to terminate your employment at any time for any reason or for no reason with or without notice. Any agreement for employment for a definite period of time must be in writing and must be signed by an officer of the Company.

Relocation – The Company will extend to you the relocation policy which we provide to executive transferees.

Your Pledge to Cooper Tire

In exchange for the benefits associated with this offer, you make the following promises relative to the protected interests of Cooper Tire.

Repayment of Benefits – Should you voluntarily terminate your employment with Cooper for any reason, you will repay all relocation expense incurred by Cooper as follows: 1) 100% if termination occurs on or before your first-year service anniversary, 2) 50% if termination occurs after your first-year service anniversary but before your second-year anniversary, and 3) 0% after your second-year service anniversary.

Confidentiality & Non-Compete Agreement – In exchange for the opportunity set out in this offer, you agree to execute a Cooper Tire & Rubber Company Confidentiality & Non-Compete Agreement.

Ginger, we have endeavored to tailor a package that meets your particular needs and one which is commensurate with the significant role you will play for Cooper. Please note that, in addition to being contingent upon certain pre-employment requirements previously communicated, various provisions of this offer are governed by plan documents and programs which may be modified or curtailed in the future,

We look forward to your joining the Cooper team very soon.

Sincerely,

/s/ Roy Armes

Roy Armes
Chairman, CEO & President enclosures

Accepted By:	/s/ Ginger Jones 11/25/14
	Ginger Jones	Date

Planned Start Date:	December 3, 2014

Nothing in this offer is intended to imply that your employment is for any specific period of time, or that you are guaranteed a job with the Company. Both you and the Company have the right to terminate your employment at any time for any reason or for no reason with or without notice. Any agreement for employment for a definite period of time must be in writing and must be signed by an officer of the Company.